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                            SCHEDULE 14A INFORMATION

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                                           TELEDYNE, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                                 [Teledyne Logo]

FOR IMMEDIATE RELEASE                                Contact:    Rosanne O'Brien
                                                                  Teledyne, Inc.
                                                                    310/551-4265
                                                                       Fred Spar
                                                               Kekst and Company
                                                                    212/593-2655

                         TELEDYNE REJECTS WHX PROPOSAL
                               INCREASES DIVIDEND
                              NOMINATES DIRECTORS

    LOS ANGELES, CALIFORNIA, FEBRUARY 29, 1996 -- Teledyne, Inc. (NYSE:TDY) said today that its Board of Directors has completed its review of WHX's proposal to acquire Teledyne. After consulting with its advisors, Goldman, Sachs & Co., the Board concluded that Teledyne is worth far more than $32 per share. Accordingly, the Board determined that it is not in the best interests of Teledyne shareholders to pursue WHX's merger proposal. WHX had offered to acquire Teledyne for $22 per share in cash and $10 per share in WHX common stock.

    "The Teledyne Board's commitment to maximize shareholder value is unwavering," said William P. Rutledge, Chairman and Chief Executive Officer and Donald B. Rice, President. "Consistent with this, we have concluded that the terms of the WHX proposal do not measure up to the value we expect our business plans will generate. Teledyne's performance in 1995 demonstrated strong earnings momentum. We are confident that Teledyne's earnings will continue to improve, resulting in value for shareholders far greater than the consideration offered in the WHX proposal. In addition, the Board is actively evaluating a variety of measures to further enhance shareholder value."

    In view of the Company's progress and prospects, the Board today also approved an increase in the quarterly dividend to 37 1/2 cents per share from 25 cents, and said it intends to pay future dividends entirely in cash. The Company declared a supplemental cash dividend of 12 1/2 cents per share payable to shareholders of record on March 11, 1996 to be paid on March 26, 1996, effectively bringing the first quarter cash dividend to 22 1/2 cents per share. The previously declared first quarter per share dividend of 10 cents cash and 15 cents face amount of Series E Preferred Stock will be paid on March 8, 1996, bringing the total first quarter dividend to the new 37 1/2 cents per share level.

    The Company has nominated eight candidates for election at the 1996 Annual Meeting of Shareholders. In addition to all of the current directors, except Mr. LaBow, the Company's nominees include William G. Ouchi, a professor of management at UCLA's Anderson Graduate School of Management.

    Teledyne, Inc. is a federation of technology-based manufacturing businesses serving worldwide customers with commercial and government-related aviation and electronics products; specialty metals for consumer, industrial and aerospace applications; and industrial and consumer products.
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                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

    The following information concerns the directors and nominees of Teledyne, Inc. ("Teledyne") for election at Teledyne's 1996 Annual Meeting of Shareholders, each of whom may be deemed participants in the solicitation of proxies on behalf of Teledyne's Board of Directors: Frank V. Cahouet (Chairman of the Board, Chief Executive Officer and President of Mellon Bank Corporation) is the direct beneficial owner of 7,154 shares of Teledyne Common Stock (including 7,054 shares subject to stock options exercisable within 60 days of February 29, 1996) and 4 shares of Teledyne Series E Cumulative Preferred Stock ("Series E Preferred"); Diane C. Creel (Chief Executive Officer of Earth Tech) is the direct beneficial owner of 3,668 shares of Teledyne Common Stock (including 3,568 shares subject to stock options exercisable within 60 days of February 29, 1996) and 3 shares of Series E Preferred Stock; William G. Ouchi (Professor of Management, The John E. Anderson School of Management, UCLA) is the direct beneficial owner of 500 shares of Teledyne Common Stock; Donald B. Rice (President and Chief Operating Officer of Teledyne) is the direct beneficial owner of 281,000 shares of Common Stock (including 180,000 shares subject to stock options exercisable within 60 days of February 29, 1996) and 2,390 shares of Series E Preferred Stock; George A. Roberts (private investor) directly and through his spouse, may be deemed to be the beneficial owner of 428,415 shares of Teledyne Common Stock and 17,132 shares of Series E Preferred Stock. Dr. Roberts also is the beneficial owner of $852,000 principal amount of Teledyne debt securities. Dr. Roberts disclaims beneficial ownership of the shares of Common Stock and Series E Preferred Stock held in his spouse's name; William P. Rutledge (Chairman of the Board and Chief Executive Officer of Teledyne) is the direct beneficial owner of 419,000 shares of Teledyne Common Stock (including 410,000 shares subject to stock options exercisable within 60 days of February 29, 1996) and 360 shares of Series E Preferred Stock; Fayez Sarofim (Chairman of the Board and President of Fayez Sarofim & Co.) individually and through Sarofim International Management Company which is a wholly owned subsidiary of Fayez Sarofim & Co. (of which Mr. Sarofim is the majority shareholder) and the Pension and Profit Sharing Trusts of Fayez Sarofim & Co., (of which Mr. Sarofim is trustee), may be deemed to be the beneficial owner of 1,316,250 shares of Teledyne Common Stock and 53,646 shares of Series E Preferred Stock. In addition, as of February 27, 1996, Fayez Sarofim & Co., through numerous investment advisory accounts over which it may exercise discretion, may be deemed to have beneficially owned approximately $2.3 million principal amount of Teledyne debt securities; and, Henry E. Singleton (rancher and private investor) is the direct beneficial owner of 7,272,260 shares of Teledyne Common Stock and 290,888 shares of Series E Preferred Stock. Dr. Singleton also is the beneficial owner of $28,000 principal amount of Teledyne debt securities. Unless otherwise noted, the foregoing share ownership numbers are as of February 29, 1996. Each of Messrs. Roberts, Sarofim and Singleton is a director of both Argonaut Group, Inc. ("Argonaut") and Unitrin, Inc.
("Unitrin"), which are former subsidiaries of Teledyne. Mr. Cahouet is a director of Mellon Bank Corporation ("MBC") and, Ms. Creel was a director of The Earth Technology Corporation ("Earth Tech") until it was acquired by Tyco International Company. Teledyne was, during 1995, and continues to be, a party to certain contracts and transactions with Argonaut, Unitrin, Earth Tech and a wholly-owned subsidiary of MBC.